Exhibit 5

WINSTEAD	Austin | Charlotte | Dallas | Fort Worth | Houston | San Antonio | The Woodlands

500 Winstead Building	214.745.5400 OFFICE
2728 N. Harwood Street	214.745.5390 FAX
Dallas, Texas 75201	winstead.com

September 20, 2017

Petrogress, Inc.

757 Third Avenue, Suite 2110

New York, New York 10017

Ladies and Gentlemen:

We have acted as counsel to Petrogress, Inc., a Delaware corporation (the "Company") in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the proposed issuance of 10,000,000 shares of common stock, par value $0.001 per share (the "Shares") of the Company pursuant to that certain Consulting Agreement (the "Consulting Agreement") dated July 31, 2017 between the Company and Charles Stidham.

We have examined the Registration Statement, the Consulting Agreement, the minute books and other corporate records of the Company, and such other instruments and documents that we have deemed necessary or appropriate for the purposes of the opinions expressed herein. For the purposes of expressing the opinion set forth below, we have assumed: (i) the genuineness of all signatures and documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the originals of all documents submitted to us as copies; (iv) the correctness and accuracy of all facts set forth in the documents referred to in this opinion letter; and (v) the due authorization, execution, and delivery of and the validity and binding effect of all documents.

Based on the foregoing and subject to the qualifications, assumptions and other statements set forth herein, we are of the opinion that the Shares, when issued in accordance with the terms of the Consulting Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

We express no opinion as to the law of any jurisdiction other than the Delaware General Corporation Law. The reference and limitation to "Delaware General Corporation Law" includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. The opinion expressed herein is given as of this date, and we do not undertake to supplement this opinion with respect to any events or changes occurring subsequent to the date of this letter. The opinion expressed in this letter is provided as a legal opinion only and not as any guarantee or warranty of the matters discussed herein, and such opinion is strictly limited to the matters stated herein, and no other opinion may be implied therefrom.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

WINSTEAD PC

4828-0763-1438v.2 60904-2	WINSTEAD PC | ATTORNEYS